As filed with the Securities and Exchange Commission on December 17, 2020.

Registration No. 333-_____

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PARKWAY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Virginia (State or other jurisdiction of incorporation or organization)	47-5486027 (I.R.S. Employer Identification No.)

101 Jacksonville Circle Floyd, Virginia (Address of Principal Executive Offices)	24091 (Zip Code)

PARKWAY ACQUISITION CORP.

2020 EQUITY INCENTIVE PLAN

(Full title of the plan)

Blake M. Edwards, Jr.

President and Chief Executive Officer

Parkway Acquisition Corp.

101 Jacksonville Circle

Floyd, Virginia 24091

(Name and address of agent for service)

(540) 745-4191

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☑	Smaller reporting company ☑
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, no par value	300,000	$10.00	$3,000,000	$328

(1)

The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the offering price is based on the average of the high and low prices of a share of Common Stock as reported on the OTC Markets Group’s OTCQX tier on December 14, 2020.

PART I

Information Required in Section 10(a) Prospectus

The documents containing the information specified in Part I of this registration statement on Form S-8 will be sent or delivered to the participants of the Plan covered by this Registration Statement as specified in Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not being, filed by Parkway Acquisition Corp. (the “Registrant”) with the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement on Form S-8, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and made a part hereof, to the extent that such documents are considered filed with the Commission:

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Form 10-K”);

(2)	the Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020, June 30, 2020 and September 30, 2020; and

(3)	the Registrant’s Current Reports on Form 8-K, filed on February 19, 2020, May 21, 2020 and August 20, 2020.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents, to the extent that such documents are considered filed with the Commission. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.          Description of Securities.

The following description of the material terms of the Registrant’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by reference to, its articles of incorporation and its bylaws. The articles of incorporation and bylaws are included as exhibits to the Company’s Annual Report on Form 10-K, which is incorporated by reference herein.

General

The Registrant’s authorized capital stock consists of 25,000,000 shares of common stock, no par value, and 5,000,000 shares of preferred stock, no par value. As of December 15, 2020, there were 6,045,775 shares of the Registrant’s common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Shares of the Registrant’s common stock have the following rights, preferences, and privileges:

Voting Rights

Holders of the Registrant’s common stock are entitled to one vote per share on all matters voted on generally by shareholders, including the election of directors. Its articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of the outstanding shares of the Registrant’s common stock have the capacity to elect all of the members of the Board of Directors. Except as otherwise required by law or with respect to any outstanding class or series of the Registrant’s preferred stock, the holders of its common stock possess all voting power.

Dividend Rights; Rights Upon Liquidation

Subject to any preferential rights of holders of any outstanding shares of the Registrant’s preferred stock, holders of shares of the Registrant’s common stock are entitled to receive dividends on their shares of common stock out of assets legally available for distribution when, as, and if authorized and declared by the Board of Directors and to share ratably in its assets legally available for distribution to the Registrant’s shareholders in the event of its liquidation, dissolution, or winding-up.

Preemptive Rights

Holders of the Registrant’s common stock have no preemptive rights to purchase, subscribe for, or otherwise acquire any of the Registrant’s unissued securities.

Miscellaneous

Holders of the Registrant’s common stock have no preferences or conversion or exchange rights. Shares of the Registrant’s common stock will not be liable for further calls or assessments by the Registrant, and the holders of its common stock will not be liable for any of the Registrant’s liabilities.

Exclusive Forum

Section 5.6 of the Registrant’s bylaws provides that a circuit court or a federal district court with jurisdiction over the County of Grayson, Virginia shall be the sole and exclusive forum for certain shareholder litigation matters. Although the Registrant believes this provision is beneficial to the combined company by providing increased consistency in the application of Virginia law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against the Registrant’s directors and officers and would prevent a shareholder from selecting a different judicial forum for disputes with the Registrant and the Registrant’s directors, officers and employees. However, it is possible that a court could rule that this provision is unenforceable or inapplicable to a particular dispute.

Preferred Stock

The Registrant’s articles of incorporation authorize the issuance of 5,000,000 shares of preferred stock, no par value. As of December 15, 2020, no shares of the Registrant’s preferred stock were issued and outstanding.

The Registrant’s articles of incorporation authorize the Board of Directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. The Board of Directors may fix and determine the preferences, limitations, and relative rights of each series of preferred stock issued. Because the Board of Directors has the power to establish the preferences and rights of each series of preferred stock, it may afford the holders of any series of preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of the Registrant’s common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of common stock unless and until the Board of Directors determines the specific rights of the holders of preferred stock proposed to be issued. However, the effects might include:

●	restricting dividends on the Registrant’s common stock;
●	diluting the voting power of the Registrant’s common stock;
●	impairing liquidation rights of the Registrant’s common stock; or
●	discouraging, delaying or preventing a change in control of the Registrant without further action by its shareholders.

Antitakeover Provisions of the Registrant’s Articles of Incorporation and Bylaws

General

The Registrant’s articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of the Registrant by means of a tender offer, a proxy contest or otherwise. In addition, Virginia has two antitakeover statutes, the Affiliated Transactions Statute and the Control Share Acquisitions Statute, that could make it more difficult for another party to acquire the Registrant without the approval of the Board of Directors. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with the Registrant. Although these provisions may have the effect of delaying, deferring or preventing a change in control, the Registrant believes that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Registrant outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Blank Check Preferred Stock

The Registrant’s articles of incorporation authorize the Board of Directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights, and other terms of such series. Under this authority, the Board of Directors could create and issue a series of preferred stock with rights, preferences, or restrictions that have the effect of discriminating against an existing or prospective holder of the Registrant’s capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of the Registrant’s common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render it more difficult for, or to discourage an attempt by, a potential acquirer to obtain control of the Registrant by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Registrant’s management.

Board Vacancies

Virginia law and the Registrant’s articles of incorporation and bylaws provide that any vacancy occurring on the Board of Directors may be filled by a majority of directors then in office, even if less than a quorum. These provisions may discourage, delay, or prevent a third party from voting to remove incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies created by that removal with its own nominees.

Shareholder Meetings

Under its bylaws, only the Chairman of the Board of Directors, President, or a majority of the Board of Directors may call special meetings of shareholders. Under Virginia law, shareholders may only conduct business at special meetings of shareholders that is specified in the notice of the meeting.

Advance Notification of Shareholder Nominations and Proposals

The Registrant’s bylaws establish advance notice procedures with respect to the nomination of persons for election as directors, other than nominations made by or at the direction of the Board of Directors, and shareholder proposals for business.

Shareholder Nominations. The Registrant’s bylaws provide that a shareholder entitled to vote for the election of directors may nominate persons for election to the Board of Directors by delivering written notice to the Corporate Secretary. With respect to an election to be held at an annual meeting of shareholders, its bylaws require that such notice generally must be delivered not later than the close of business on the 60th day prior to the anniversary of the immediately preceding year’s annual meeting.

The shareholder’s notice is required to include, as to the nominee, the following:

●	the name, age, business address, and residence address of the nominee;
●	the principal occupation or employment of the nominee;
●	the class and number of shares of the Registrant beneficially owned by the nominee; and
●

such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board of Directors.

The shareholder’s notice must also contain the name and address of the shareholder and of any other shareholder who, to the shareholder’s knowledge, supports the nomination, and the class and number of shares owned beneficially or of record by the nominating shareholder and the other shareholders supporting the nomination.

Shareholder Proposals. In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by the Corporate Secretary within the time limits described under “– Shareholder Nominations” above. The shareholder’s notice is required to contain, as to each matter of business, the following:

●	a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the meeting;
●	the name and address of record of the shareholder and of any other shareholder who, to the proposing shareholder’s knowledge, supports the proposal;
●	the class and number of shares owned beneficially or of record by the proposing shareholder and the other shareholder supporting the proposal; and
●	any material interest of the proposing shareholder in the proposal.

Item 5.          Interests of Named Experts and Counsel.

Not applicable.

Item 6.          Indemnification of Directors and Officers.

The Virginia Stock Corporation Act (the “Virginia SCA”), permits a Virginia corporation to indemnify any director or officer for expenses incurred in connection with the proceeding by a director who is a party to a proceeding because the individual is a director in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a signed written undertaking to repay any funds advanced if he or she is not entitled to mandatory indemnification and it is ultimately determined that he or she is not entitled to indemnification. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. To meet the relevant standard of conduct, the Virginia SCA provides that the director or officer must have conducted himself or herself in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interests and, in the case of other conduct, that his or her conduct was at least not opposed to its best interests. In the case of any criminal proceeding, the director or officer must not have had reasonable cause to believe his or her conduct was unlawful. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advances and reimbursement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the expenses incurred by a director or officer is mandatory by a corporation when he or she was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

As permitted by the Virginia SCA, the articles of incorporation of the Registrant contain provisions that indemnify its directors and that eliminate the liability of both its directors and officers to the fullest extent permitted by Virginia law. In addition, the Registrant’s articles of incorporation provide for the indemnification of directors for expenses and/or liabilities they incur in connection with the defense of claims asserted against them in their capacities as directors.

Item 7.          Exemption from Registration Claimed.

Not applicable.

Item 8.          Exhibits.

The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

4.1	Articles of Incorporation of Parkway Acquisition Corp. (attached as Exhibit 3.1 to the Registrant’s Registration Statement on Form S-4 filed on January 20, 2016, and incorporated herein by reference).

4.2	Amended and Restated Bylaws of Parkway Acquisition Corp. (attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on February 21, 2019, and incorporated herein by reference).

4.3

Parkway Acquisition Corp. 2020 Equity Incentive Plan (attached as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2020, and incorporated herein by reference).

5.1	Opinion of Williams Mullen.*

23.1	Consent of Williams Mullen (included in Exhibit 5.1).*

23.2	Consent of Elliott Davis, PLLC.*

24	Powers of Attorney (included on Signature Page).*

*Filed herewith.

Item 9.          Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Floyd County, Virginia, on December 17, 2020.

PARKWAY ACQUISITION CORP.

By:	/s/ Blake M. Edwards, Jr.
Blake M. Edwards, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints Blake M. Edwards, Jr. and Lori C. Vaught, each of whom may act individually, as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Blake M. Edwards, Jr.	President and Chief Executive	December 17, 2020
Blake M. Edwards, Jr.	Officer and Director (Principal Executive Officer)

/s/ Lori C. Vaught	Chief Financial Officer	December 17, 2020
Lori C. Vaught	(Principal Financial and Accounting Officer)

/s/ Thomas M. Jackson, Jr.	Chairman, Board of Directors	December 17, 2020
Thomas M. Jackson, Jr.

/s/ James W. Shortt	Director	December 17, 2020
James W. Shortt

/s/ Melissa Gentry	Director	December 17, 2020
Melissa Gentry

/s/ Jacky K. Anderson	Director	December 17, 2020
Jacky K. Anderson

/s/ Bryan L. Edwards	Director	December 17, 2020
Bryan L. Edwards

/s/ J. David Vaughan	Director	December 17, 2020
J. David Vaughan

/s/ Theresa S. Lazo	Director	December 17, 2020
Theresa S. Lazo

/s/ J. Howard Conduff, Jr.	Director	December 17, 2020
J. Howard Conduff, Jr.

/s/ T. Mauyer Gallimore	Director	December 17, 2020
T. Mauyer Gallimore

/s/ R. Devereux Jarratt	Director	December 17, 2020
R. Devereux Jarratt

/s/ John Michael Turman	Director	December 17, 2020
John Michael Turman

/s/ W. David McNeill	Director	December 17, 2020
W. David McNeill

/s/ Frank A. Stewart	Director	December 17, 2020
Frank A. Stewart